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                                                                    Exhibit 3.95

                              PARTNERSHIP AGREEMENT

         THIS IS AN AGREEMENT dated as of July 1, 1986, by and between TOLL BROS., INC., a Pennsylvania corporation ("TBI"), and HUNTINGDON. INC., a Pennsylvania corporation ("Huntingdon").

                                   BACKGROUND

         A. TBI has entered into an agreement attached hereto as Exhibit "A" and incorporated herein by reference (the "Agreement of Sale") to acquire from the General Services Administration the property (the "Property") described in the Agreement of Sale.

         B. The parties hereto (hereinafter sometimes referred to individually as a "Partner" and collectively as the "Partners") now desire to form a general partnership, to which TBI is herein contributing all of its right, title and interest in and to the Agreement of Sale, and the Property, and which will be governed by the terms and conditions of this Agreement to acquire and develop the Property.

                                      TERMS

         1.    Formation of Partnership; Name

               1.1 The Partners hereby form a partnership (the "Partnership") under the Pennsylvania Uniform Partnership Act (the "Act") and agree that the Partnership will be subject to, and governed by, the terms and conditions of this Agreement.

               1.2   The name of the Partnership is "TOLL NAVAL ASSOCIATES."

         2.    Purpose

               The purpose or purposes of the Partnership are as follows:

               2.1   To receive by way of contribution from TBI under Section
5.1 all of the rights of TBI in and to the Agreement of Sale and the Property;

               2.2   To acquire and hold the Property for investment; and

               2.3 To engage in such activities, operations and businesses, and to enter into such agreements, contracts and financing arrangements as may be necessary or appropriate in connection with the foregoing.

         3.    Term

               The Partnership shall commence on the date hereof and shall continue in existence until December 31, 2039 unless sooner terminated in accordance with Paragraph 17, below.

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         4.    Place of Business

               The Partnership shall have its principal place of business at 101 Witmer Road, Horsham, Pennsylvania 19044, or at such other place as the Partners may determine from time to time.

         5.    Capital Contributions

               TBI shall, and by execution hereof hereby does, contribute and assign to the Partnership all of its right, title and interest in and to the Agreement of Sale and the Property, as its initial capital contribution. Huntingdon shall contribute to the Partnership the sum of One Thousand Dollars ($1,000).

         6.    Advances

               6.1 If any Partner shall advance any moneys to the Partnership in excess of his capital contributions under Section 5, the amount of any such advance shall neither result in an increase of his Percentage Interest (as hereinafter defined) nor entitle him to any increase in his share of the distributions of the Partnership and shall not be credited to his Capital Account (as hereinafter defined), but the amount of any such advance shall be an obligation of the Partnership to such Partner and shall be repaid to him with interest at one percent (1%) in excess of the highest rate announced from time to time by Chase Manhattan Bank N.A. as its "prime rate" for unsecured short-term commercial loans, as in effect from time to time. or such lesser rate as may then be the maximum legal rate of interest such advance may bear. All advances shall be payable or collectible only out of the Partnership's assets and the Partners shall not be personally obligated to repay any part thereof.

               6.2 To the extent any Partner has advanced any moneys to third parties on account of the Agreement of Sale or the Property, prior to the date hereof, such moneys shall be treated as advances to the Partnership and shall be repaid, together with interest from the date(s) such moneys were advanced, as soon as possible after the date hereof.

         7.    Capital Accounts

               7.1 A capital account determined and maintained in accordance with the rules contained in Regulation Section 1.704-1(b)(2)(iv) shall be established for each Partner. Each Partner's capital account shall thus be credited with the amount of his capital contributions made to the Partnership (including any deemed contributions under Section 8.2.3) and his allocable share of the Partnership's profits and gains. and shall be charged with distributions made to him by the Partnership and his allocable share of the Partnership's losses and deductions. (Hereinafter, capital accounts of the Partnership shall be collectively referred to as the "Capital Accounts" and individually as a "Capital Account").

               7.2 Any Partner, including an additional or substituted Limited Partner or an assignee of a Partner, who shall receive an interest in the Partnership or whose interest in the Partnership shall be increased by reason of the receipt of all or part of the interest of another Partner, shall have a Capital Account which has been appropriately adjusted pursuant to the rules contained in Regulation Section 1.704-1(b)(2)(iv) to reflect any such receipt.


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               7.3   No partner shall have the right to withdraw or reduce his
contribution of capital to the Partnership. Capital contributions shall be returned only upon the dissolution of the Partnership and distribution of its assets as provided in Section 18.

               7.4 No interest shall accrue or be paid on the Capital Accounts of the Partners.

         8.    Percentage Interests and Allocations

               8.1 The respective Percentage Interest of each Partner (the "Percentage Interest") in the Partnership is as follows:

                   Name of Partner                  Percentage Interest
                   ---------------                  -------------------

                      TBI                                   98%
                      Huntingdon                             2%

         8.2   Allocation of Profit or Loss

               8.2.1 Except as provided in sections 8.2.2, 8.2.3 and 8.4, all Profit or Loss, as well as all other items of Partnership income, gain, loss or deduction required to be allocated separately under this Agreement or the Code, shall be allocated in accordance with the Percentage Interests of the Partners of the Partnership, as such Percentage Interests.

               8.2.2 To the extent that an allocation of Partnership Loss or deduction under Section 8.2.1 would cause or increase a deficit balance in a Partner's Capital Account, such Loss or deduction shall not be allocated as provided in Section 8.2.1, but shall first be allocated to any Partners with positive balances in their Capital Accounts, in proportion to the relative positive balances in such positive Capital Accounts, until no Partner has a positive balance in his or its Capital Account, and any remaining Loss or deduction shall be allocated in the following manner:

                       (i) Any Loss or deduction which is not attributable to Non-Recourse Debt secured by Partnership property (as such attribution is determined in the Regulations promulgated under
                  Section 704 of the Code) shall be allocated to the Partner or Partners who bear ultimate personal liability for the repayment of such debt, in proportion in which they are liable for such debt; and

                       (ii) Any Loss or deduction which is attributable to Non-Recourse Debt which is secured by Partnership property (as such attribution is determined in the Regulations promulgated under Section 704 of the Code) shall be allocated among the Partners in accordance with their Percentage Interests.

               8.2.3 If any Partner makes an advance to the Partnership pursuant to Section 6 or otherwise and interest expense is imputed to the Partnership pursuant to the imputed interest provisions of the Code and Regulations, all deductions attributable to such imputed interest expense shall be allocated to the Partner making such advance and such Partner shall be deemed to have contributed to the Partnership the amount of such interest expense as a capital contribution. Default Loans are between the Contributing Partner and the Non-Contributing Partner and interest income or expense attributable thereto shall not be reflected by the Partnership.


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         8.3   Allocation of Credits. Any federal, state or local tax credits arising from the Partnership's operations shall be allocated among the Partners in accordance with Regulation Section 1.704-1(b)(4)(ii), as amended from time to time.

         8.4   Allocation of Gain or Loss Arising from a Terminating Event

               8.4.1 All income and gain recognized by the Partnership in connection with a Sale of Assets or the occurrence of another event causing termination of the Partnership (a "Terminating Event") shall be allocated among the Partners in the following priority:

                       (i) First, such income and gain shall be allocated to the Partners having deficit balances in their Capital Accounts (after such Capital Accounts have been adjusted to reflect all appropriate adjustments for the period prior to the Terminating Event, other than adjustments relating to the income, gain, loss, deductions and distributions arising from the Terminating Event) in proportion to and to the extent of the aggregate of such deficit Capital Accounts: and

                       (ii) Thereafter, any remaining income and gain shall be allocated among the Partners in accordance with their respective Percentage Interests as of the time of the Terminating Event.

               8.4.2 Any net loss recognized by the Partnership in connection with a Terminating Event shall be allocated among the Partners in the following order of priority:

                       (i) First, if all the Partners have positive balances in their Capital Accounts (after such Capital Accounts have been adjusted to reflect all appropriate adjustments for the period prior to the Terminating Event, other than adjustments relating to the income, gain, loss, deductions and distributions arising from the Terminating Event), such net loss shall. to the extent possible, be allocated so that the ratio of the positive balance in each Partners Capital Account to the aggregate of all positive Capital Account balances is equal to his Percentage Interest;

                       (ii) Thereafter, any remaining net loss shall be allocated to the Partners with positive Capital Account balances, in proportion to and to the extent of such positive Capital Accounts balances; and

                       (iii) Any remaining net loss shall be allocated to the Partners in proportion to their Percentage Interests.


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                  8.4.3   The Partners recognize that all or part of the gain.
         if any, recognized by the Partnership upon a Terminating Event may be treated as ordinary income for federal income tax purposes as a result of the application of Sections 1245 or 1250 of the Code ("Depreciation Recapture"). It is the Partners' understanding and agreement that, to the extent possible without increasing the total gain on such disposition allocated to a Partner pursuant to Section 8.4.1. the Depreciation Recapture will be allocated among the Partners in proportion to the cost recovery (depreciation) deductions, with respect to Section 1245 property. and the additional depreciation (as defined in Section 1250(b)(1) of the Code), with respect to Section 1250 property, previously allocated to the Partners.

         8.5 Allocation in the Event of Transfer. If a Partnership interest is transferred in accordance with Section 15, there shall be allocated to each Partner who held the transferred interest during the Fiscal Year of transfer so much of the Partnership's Profit or Loss for such Fiscal Year as is allocable to such Partner under the Code and Regulations in effect with respect to such transferred interest. If the Code or Regulations provide for more than one manner of allocating Profit or Loss to such Partner, or if the General Partner is given discretion under the Code or Regulations regarding the manner of allocating Profit or Loss with respect to holders of a transferred interest, such Profit or Loss shall be allocated among the Partners who held such Partnership interest during the Fiscal Year in a manner determined. consistently with the Code or Regulations, by the General Partner, in his sole discretion.

         8.6 Certain Definitions. In addition to the terms defined elsewhere in this Agreement, as used in this Agreement the following terms shall have the meanings specified below:

         "Code" - the Internal Revenue Code of 1954, as amended.

         "Depreciation Recapture" - that part of the gain recognized by the Partnership on a Sale of Assets or other Terminating Event which is treated as ordinary income for federal income tax purposes as a result of the application of Sections 1245 or 1250 of the Code.

         "Fiscal Year" - the calendar year.

         "Loss" - the net loss of the Partnership as calculated for federal income tax purposes with respect to each Fiscal Year, determined at the close of the Partnership's Fiscal Year, but without regard to any item of Partnership income, gain, loss or deduction required to be allocated separately under the Code, the Regulations or this Agreement.

         "Non-Recourse Debt" - that portion of any debt of the Partnership which is treated as non-recourse debt for purposes of the Treasury Regulations promulgated under Section 704 of the Code.

         "Profit" - the net income of the Partnership as calculated for federal income tax purposes with respect to each Fiscal Year, determined at the close of the Partnership's Fiscal Year, but without regard to any item of Partnership income, gain, loss or deduction required to be allocated separately under the Code. the Regulations or this Agreement.


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         "Regulation" or "Regulations" - final, temporary or proposed Treasury
         Regulations promulgated under the Code.

         "Sale of Assets" - (a) the sale or other disposition of all or substantially all of the Partnership's assets; (b) the taking of all or substantially all of the Partnership's assets by eminent domain; and
         (c) any other taxable disposition of all or substantially all of the Partnership's assets.

         "Terminating Event" - a Sale of Assets or the occurrence of another event causing termination of the Partnership.

         9.   Cash Distributions from Other Than a Terminating Event

               9.1 Except in connection with any distribution of funds arising from a Terminating Event, which distribution is governed by Section 18 hereof, distributions shall be made by the Partnership to the Partners at such time or times as the Partners, pursuant to Section 14 have, agree to make such distributions.

               9.2 All distributions pursuant to this Section 9 shall be made to the Partners in accordance with their Percentage Interests at the time of distribution.

         10.   Title to Assets; Transfers to Partnerships and Joint Ventures

               The title to the Property and all other assets of the Partnership shall be held in the name of the Partnership or the name of such nominee or trustee for the Partnership as the Partners pursuant to Section 14 shall decide.

         11.   Bank Accounts

               All funds of the Partnership shall be deposited in bank, savings or share accounts with such banks, savings and loan associations or other institutions as shall be determined by, and shall be drawn upon by the persons from time to time approved by, the Partners in the manner described in Section 14.

         12.   Books and Records

               12.1 The fiscal year of the Partnership shall be the calendar year.

               12.2 The books and records of the Partnership shall be kept at the principal place of business of the Partnership and shall be open for inspection by the Partners or their representatives at reasonable times during business hours. The books and records of the Partnership shall be kept on a cash or accrual basis, as the Partners may determine in accordance with Section 14.


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               12.3   The Partners shall receive unaudited quarterly statements
(for the first three calendar quarters of each year) showing net profit or loss (cumulative), and a balance sheet of the Partnership. Such statements shall be prepared and distributed not later than forty-five (45) days after the end of each of such calendar quarters.

               12.4 The Partners shall receive not later than ninety (90) days after the end of each calendar year annual statements showing the net profit or loss of the Partnership, the balance sheet of the Partnership, the contributions of the Partners to the Partnership, the capital accounts of each Partner, the taxable profit or loss allocated to each Partner, and the cash distributions to the Partners. All such statements will be prepared in accordance with generally accepted accounting principles and will be examined by such firm of certified public accountants selected by the Partners in accordance with Section 14.

         13.   Borrowing of Funds for the Partnership

               The Partners recognize that the Partnership shall need to borrow money in connection with the ownership and development of the Property and shall in connection with such borrowings from banks, savings and loan associations or other institutional lenders. be required to secure such borrowings with one or more mortgages on the Property and all improvements thereon and by one or more security interests in any or all of the personal property of the Partnership. Each of the Partners agrees to cooperate in all applications for loans to the Partnership and agrees to execute notes, bonds, warrants, surety agreements, guarantees or any other documents required to effectuate any borrowings by the Partnership.

         14.   Management of Partnership

               14.1 Each Partner shall at all times keep the other Partner fully informed as to all his activities on behalf of the Partnership, and the Partners will meet as often as necessary to discuss and review plans and policies relating to the Property. its development, and the business of the Partnership.

               14.2 All decisions involving the business of the Partnership shall be made by TBI. as the Managing Partner of the Partnership.

               14.3 Without limitation on the generality of the foregoing TBI. as Managing Partner, may:

                      14.3.1 Sell, mortgage. pledge or otherwise hypothecate, assign or transfer all or any part of the Property, any other property of the Partnership or any interest therein;

                      14.3.2 Borrow or commit to borrow any money on behalf of the Partnership or utilize any of the assets of the Partnership as security for loans; or

                      14.3.3 Lend any funds of the Partnership or enter into any agreement whereby the Partnership will become obligated as surety, guarantor, endorser or accommodation party for any other person or firm.


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         15.   Transfer of Interest

               15.1 No Partner shall at any time sell, transfer, assign, devise, bequeath, mortgage, pledge or hypothecate or otherwise dispose of (collectively called "Transfer") all or any part of his interest in the Partnership, or any part thereof, voluntarily or involuntarily, by operation of law, by testamentary disposition or intestate succession, or otherwise to any person or entity of any nature whatsoever except (i) upon the prior written consent of TBI, which consent may be reasonably or unreasonably withheld, or
(ii) as permitted by Section 15.2 hereof.

               15.2 Any individual Partner may by testamentary disposition or intestate succession Transfer all or any part of his interest in the Partnership
(i) to his spouse and/or one or more of his issue, or (ii) to a trust or trusts created for the benefit of his spouse and/or one or more of his issue. provided that any such transferee shall by an agreement in writing, assume performance of the terms and conditions of this Agreement as a Partner. In the event that any individual Partner shall not be survived by his spouse or issue such Partner may by testamentary disposition or intestate succession Transfer all or any part of his interest in the Partnership (A) to any person or persons who would be eligible to receive any part of his estate under the intestate laws of his state of domicile, or (B) to a trust or trusts created for the benefit of any such person or persons; provided that any such transferee shall, by an agreement in writing, assume performance of the terms and conditions of this Agreement as a Partner. Any transferee permitted by the preceding two sentences shall be referred to in this Agreement as a "Permitted Transferee." In the event there shall be more than one Permitted Transferee to whom all or any part of the interest of any one individual Partner shall be transferred pursuant to this subparagraph, then all such Permitted Transferees shall appoint a single trustee, attorney-in-fact or agent. to register their vote pursuant to Section 14 on all decisions affecting the Partnership and its operations.

               15.3 If any Partner shall attempt or purport to Transfer his interest, or any part thereof, in the Partnership in violation of this Section 15, any such attempted or purported Transfer shall be null and void and of no legal effect.

               15.4 Any Transfer permitted by this Partnership Agreement or otherwise shall not result in .a termination of the Partnership.

         16.   Intentionally Deleted

         17.   Termination of Partnership

               17.1 The Partnership shall be dissolved and terminated and its property and assets liquidated and distributed in accordance with the provisions of Section 18 upon the occurrence of any one of the following events:

                      17.1.1 The decision of TBI to dissolve and terminate the Partnership;

                      17.1.2 The sale or other disposition by the Partnership of all its right, title and interest in and to all of its assets and the receipt by the Partnership of the purchase price in full and in cash; or


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                      17.1.3 At 12:00 midnight, on December 31, 2039.

         17.2 Upon the occurrence of an event not specified in Section 17.1 which would cause a dissolution of the Partnership under the Pennsylvania Uniform Partnership Act (the "Act") or otherwise under the laws of the Commonwealth of Pennsylvania, including, but not limited to, the death or bankruptcy of a Partner, the parties hereto and their respective successors and assigns agree that any such event shall not result in a termination of the Partnership or this Agreement and further agree to take all action which is necessary or desirable to avoid any interruption of the Partnership business, and to cause the Partnership to be continued under the Act.

         18.   Distributions Upon Terminating; Payment of Negative Capital
Accounts

               18.1 Upon the termination of the Partnership, the parties to the Partnership will wind up and settle its accounts in the following order of priority:

                      18.1.1 To the payment of all debts, liabilities and expenses of the Partnership (other than advances that may have been made by any of the Partners under Section 6, above);

                      18.1.2 To the setting up of any reserves which the Partners may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the affairs of the Partnership or its liquidation. Such reserves will be paid over by the Partners to any attorney-at-law of the Commonwealth of Pennsylvania, in escrow, to be held by him or her for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the parties may deem appropriate, to distribute the balance then remaining in accordance with this Section 18;

                      18.1.3 To the repayment of any advances plus accrued interest thereon that may have been made by any of the Partners to the Partnership pursuant to Section 6, above; and

                      18.1.4 The balance, to the Partners in proportion to the positive balances of their Capital Accounts, after reflecting all allocations under Section 8 and all prior distributions under this
         Section 18.1.

               18.2 In the event any Partner has a negative balance in his Capital Account at the time of termination of the Partnership, and after reflecting all allocations of Profit, Loss, Gain and Deduction under Section 8 and all distributions under Sections 18.1.1 to 18.1.3, inclusive, such Partner shall be required to contribute to the Partnership the amount of such negative capital account.

         19.   Miscellaneous

               19.1 All notices, elections, offers, acceptances, demands, consents, and other communications permitted or required to be made under this Agreement shall be in writing to be effective, signed by the Partner giving the same and shall be delivered personally, or sent by registered or certified mail, to the other Partners, at the address of such Partners shown on the books of the Partnership, or at such other address as may be supplied in writing in the manner set forth in this Section. The date of personal delivery or two business days after the date of mailing, as the case may be, shall be the date such notice or other communication is deemed to have been received.


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               19.2   This Agreement shall be binding upon and shall inure to
the benefit of the Partners, their respective successors and assigns, and each Partner agrees, on behalf of itself and its successors and assigns, to execute any instruments which may be necessary or desirable to carry out the purposes of this Agreement, and hereby authorizes and directs their successors and assigns, to execute such instruments. Each and every successor to any Partner, whether such successor acquires its interest by way of gift, purchase, foreclosure, or by any other method, shall hold such interest subject to all of the terms and provisions of this Agreement. It is the intention of the Partners that, during the term of this Agreement, the rights of the Partners and their successors and assigns as among themselves, shall be governed by the terms of this Agreement, and that the right of any Partner or successor to assign, transfer, sell or otherwise dispose of or deal with its interest in the Partnership shall be subject to the limitations and restrictions of this Agreement.

               19.3 If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

               19.4 No change, modification or amendment of this Agreement shall be valid or binding upon the Partners unless such change or modification shall be in writing signed by the Partner or Partners against whom the same is sought to be enforced.

               19.5 The remedies of the Partners under this Agreement are cumulative and shall not exclude any other remedies to which any Partners may be lawfully entitled.

               19.6 The failure of any Partner to insist upon strict performance of a covenant hereunder or of any obligation hereunder or to exercise any right or remedy hereunder. regardless of how long such failure shall continue, shall not be a waiver of such Partner's right to demand strict compliance therewith in the future unless such waiver is written and signed by the Partner giving the same.

               19.7 None of the provisions of this Agreement are intended to benefit, and none shall inure to the benefit of or be enforceable by, any creditors of the Partnership or any other third parties.

               19.8 Each Partner agrees to execute such agreements, certificates, tax statements and returns, and other documents as may be required by law to effectuate this Agreement.

               19.9 This Agreement contains the entire agreement between the Partners and supersedes all prior understandings and agreements between them concerning the subject matter hereof. No representations, warranties, conditions or agreements pertaining to the subject matter of this Agreement have been made by, or shall be binding upon, any of the Partners, except as expressly set forth herein.


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               19.10  Titles or captions of articles and sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

               19.11 Whenever required by the context, the singular number shall include the plural and the masculine or neuter gender shall include all genders.

               19.12 This Agreement may be executed in multiple copies, each of which shall for all purposes constitute one Agreement which is binding on the Partners notwithstanding that all parties are not signatories to the same copy.

               19.13 This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, including, without limitation the Pennsylvania Uniform Partnership Act.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

                                    PARTNERS

                                    TOLL BROS., INC.



                                    By:  Bruce E. Toll
                                         ---------------------------------------


                                    HUNTINGDON. INC.



                                    By:  Bruce E. Toll
                                         ---------------------------------------